EXHIBIT 99(i)

NASCENT BIOTECH INC ANNOUNCES AN AGREEMENT REDUCING

ITS LIABILITIES BY $1.4 MILLION

San Diego, CA September 22, 2015 – Nascent Biotech, Inc. (“Nascent” or “the Company”) (PINK.BB: NBIO), reached an agreement with the licensor whereby the licensor will receive cash payments totaling $63,000 and 200,000 shares of the Company’s common stock plus a 1% royalty of net sales of the Company product up to $1 million in royalties. The payment will replace the $2 million obligation under the original and amended agreements. The Company believes this agreement will remove a significant concern for any future investors in the Company.

“This agreement, along with the recent payoff of the convertible debt, removes two of the biggest barriers for future funding of the Company needed to complete development of its assets,” stated Sean Carrick, President and CEO of Nascent. Carrick further stated, “The Company can now move forward in its funding to complete the IND submission and clinical trials.”

About Nascent Biotech Inc.:

Nascent Biotech is a biotechnology company developing human Monoclonal Antibodies (mAb’s) for immunotherapy of cancer. Its lead therapeutic candidate, Pritumumab, was the first human antibody ever developed to treat a cancer patient. The company is now developing a new clinical protocol and Investigational New Drug (IND) package for commencement of clinical trials to be conducted in the United States under the guidance of the US Food and Drug Administration (FDA). NDI has already received orphan drug designation for Pritumumab from the FDA for Gliomas.

Safe Harbor:

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. We assume no obligation to update the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate.

Contact:

Nascent Biotech Inc.

Lowell Holden, CFO

Phone: (612) 961-5656

Fax: (612) 486-7055

Web: www.nascentbiotech.com

Email: lowell.holden@nascentbiotech.com